Exhibit 99.1

The Clorox Company News Release

Clorox Reports Solid Top-line Growth and EPS Results in Q1;
Confirms Financial Outlook for Q2 and Fiscal Year 2006
OAKLAND, Calif., Nov. 3, 2005 — The Clorox Company (NYSE: CLX) (PCX: CLX) today announced that strong sales growth, price increases and cost savings contributed to solid results for the company’s fiscal first quarter, which ended Sept. 30, 2005.
“Overall, I’m pleased with our first-quarter performance,” said Chairman and CEO Jerry Johnston. “Nearly every business unit in the company achieved sales growth, and our brands continue to be healthy. We’re maintaining the focus on our strategy of building brands through superior consumer insights, innovation and demand-building investments, even in the face of substantial increases in raw-material costs.”
First-quarter highlights
In accordance with generally accepted accounting principles in the United States (GAAP), Clorox reported first-quarter net earnings from continuing operations of $108 million, or 70 cents per diluted share, based on weighted average shares outstanding of 153 million. This compares with net earnings from continuing operations in the year-ago period of $109 million, or 50 cents per diluted share, based on weighted average shares outstanding of 215 million, for an increase of 20 cents per diluted share, or 40 percent.
Including discontinued operations, Clorox reported first-quarter net earnings of $109 million, or 71 cents diluted EPS, compared with net earnings in the year-ago period of $123 million, or 57 cents per diluted share, for an increase of 14 cents per diluted share, or 25 percent.
Current quarter diluted EPS from continuing operations reflected the continued benefit of the lower share base due to the company’s fiscal 2005 share exchange with Henkel KGaA, which more than offset the lost earnings from the transferred businesses and investments, and higher debt and interest expense resulting from the transaction. Also reflected is the 3-cent incremental impact of equity-compensation expense in accordance with Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment,” which began in the first quarter. In the year-ago quarter, diluted EPS from continuing operations reflected $30 million of pretax restructuring and asset-impairment charges, primarily due to optimizing the Glad® product supply chain.
First-quarter sales grew 5 percent to $1.1 billion, compared with $1 billion in the year-ago period. First-quarter volume increased 1 percent due to increased shipments in Latin America and cat litter, partially offset by lower shipments of Glad® products following price increases earlier in the calendar year. Sales growth outpaced volume growth primarily due to higher trade-promotion spending in the year-ago quarter to support new products, the benefits of favorable foreign exchange rates in the current quarter and price increases taken over the past calendar year.
Gross margin in the first quarter declined 140 basis points versus the year-ago period to 42.2 percent. This decline was primarily due to higher energy-related commodity and transportation expenses, and higher year-over-year costs associated with Procter & Gamble’s increased investment in the Glad® joint venture, partially offset by the benefits of cost savings and price increases.
Net cash used in operations was $59 million in the first quarter, compared with $216 million provided by operations in the year-ago quarter. The year-over-year decline was primarily due to payment of a $151 million IRS settlement. Also contributing to the decline were increased interest payments of $41 million; lower levels of cash provided by discontinued operations of approximately $30 million, due to the businesses exchanged as part of the aforementioned Henkel transaction; and higher inventory values of $10 million, mainly due to increased commodity costs. Excluding the impact of the IRS settlement, the company generated cash from operations of $92 million.
During the quarter, Clorox repurchased about 1.6 million shares of the company’s common stock at a cost of about $90 million under its ongoing program to offset stock option dilution.

First-quarter results by business segment
Following is a summary of key first-quarter results by business segment. All comparisons are with the first quarter of fiscal year 2005.
Household Group — North America
Compared with the year-ago quarter, the segment reported 3 percent sales growth, flat volume and 2 percent growth in pretax earnings from continuing operations. The segment delivered all-time record shipments of Clorox® disinfecting wipes and increased shipments of Clorox® bathroom cleaner, Clorox 2® color-safe bleach, Armor All® auto-care products, and products for commercial and institutional markets. These results were offset by decreased shipments of Clorox® ToiletWand versus the year-ago quarter, which included the impact of the product launch, as well as Formula 409® cleaner and Clorox® bleach pen. Sales growth outpaced volume growth primarily due to higher trade-promotion expenses in the year-ago period to support several new products, and a favorable Canadian exchange rate. Pretax earnings from continuing operations primarily reflected the benefit of cost savings partially offset by unfavorable raw-material costs.
Specialty Group
Compared with the year-ago quarter, the segment reported 3 percent sales growth, 1 percent volume decline and 22 percent growth in pretax earnings from continuing operations. All-time record shipments of Scoop Away® cat litter and higher shipments of Fresh Step® cat litter and Hidden Valley® salad dressings were more than offset by decreased shipments of Glad® products due to price increases taken earlier in the calendar year, and Kingsford® charcoal products. Sales growth outpaced the change in volume due to the benefits of the aforementioned price increases on Glad® products, and higher trade- and consumer-promotion expenses in the year-ago quarter behind the launch of Glad® ForceFlex(R) trash bags. Pretax earnings from continuing operations reflected a favorable comparison to the year-ago quarter, when the company reported a restructuring and asset-impairment charge related to optimizing the Glad® product supply chain. Other factors included the benefits of cost savings and price increases, partially offset by higher energy-related commodity and transportation expenses.
International
Compared with the year-ago quarter, the segment reported 21 percent sales growth, 14 percent volume growth and 25 percent growth in pretax earnings from continuing operations. The strong sales growth was primarily driven by price increases and increased shipments in Latin America. The variance between sales growth and volume growth, and the increase in pretax earnings from continuing operations, were primarily due to price increases and favorable exchange rates in Latin America and Asia-Pacific.
Outlook
For the second quarter of fiscal 2006, Clorox continues to anticipate sales growth of 1-3 percent versus the year-ago quarter, when the company delivered 9 percent sales growth. The company’s second-quarter outlook for diluted EPS from continuing operations continues to be in the range of 41-47 cents. An estimated incremental impact of 3-4 cents from expensing equity compensation in accordance with SFAS No. 123-R is included in the company’s second-quarter outlook.
“I feel good about the way we’re managing through this extremely challenging cost environment,” Johnston said. “We are taking a number of decisive actions, from increasing prices to reducing selected administrative expenses.”
As previously communicated, the company is taking pricing actions, effective Jan. 2, 2006, on about 40 percent of its portfolio. Brands impacted include: Glad® trash bags, GladWare® containers, Clorox® bleach, Match Light® charcoal, Armor All® and STP® auto-care products and Brita® pitchers and filters. For more information on price increases, visit the Financial Results area within the Investors section of the company’s Web site at www.TheCloroxCompany.com.
For fiscal 2006, the company’s sales outlook continues to be within its previously communicated long-term target of 3-5 percent, but likely at the upper end of the range due to the net benefits of price increases and new products. Clorox’s fiscal-year outlook for diluted EPS from continuing operations continues to be in the range of $2.91-$3.06. An estimated incremental impact of 14-16 cents from expensing equity compensation in accordance with SFAS No. 123-R is included in the company’s fiscal-year outlook.

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers. For additional information about the company’s results, including definitions of financial terms used in this earnings release and on today’s conference call with the investment community (details below), visit the Financial Results area within the Investors section of the company’s Web site at www.TheCloroxCompany.com.
Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s first-quarter results. The webcast can be accessed at www.TheCloroxCompany.com/investors/index.html. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2005 revenues of $4.4 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $62.3 million to nonprofit organizations, schools and colleges; and in fiscal year 2005 alone made product donations valued at $4.9 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward-looking statements
Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management’s estimates, assumptions and projections. Important factors that could cause results to differ materially from management’s expectations are described in “Forward-Looking Statements and Risk Factors” and “Management’s Discussion & Analysis” in the company’s SEC Form 10-K for the year ended June 30, 2005, as updated from time to time in the company’s SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel and chlor-alkali; increases in energy costs; consumer reaction to price increases; the company’s actual cost performance; any future supply constraints which may affect key commodities; risks from natural disasters; risks inherent in litigation and international operations; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture with Procter & Gamble regarding the company’s Glad® plastic bags, wraps and containers business; the success of new products; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; and environmental, regulatory and intellectual property matters. In addition, the company’s future performance is subject to risks following the share exchange transaction with Henkel, including the sustainability of cash flows and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases or otherwise, or interest cost increases greater than management expects, could adversely affect the company’s earnings.
The company’s forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations	Investor Relations

Dan Staublin (510) 271-1622	Steve Austenfeld (510) 271-2270

Kathryn Caulfield (510) 271-7209	Jill Koval (510) 271-3253

Condensed Consolidated Statements of Earnings (Unaudited)
In millions, except share and per-share amounts

	Three Months Ended
	9/30/2005	9/30/2004
Net sales	$1,104	$1,048
Cost of products sold	638	591

Gross profit	466	457

Selling and administrative expenses	144	130
Advertising costs	113	105
Research and development costs	23	21
Restructuring and asset impairment costs	1	30
Interest expense	30	8
Other expense (income):
Equity earnings from Henkel Iberica, S.A.	—	(3)
Other, net	1	(1)

Earnings from continuing operations before income taxes	154	167
Income taxes on continuing operations	46	58

Earnings from continuing operations	108	109

Discontinued operations:
Earnings from exchanged businesses	1	22
Income tax expense on exchanged businesses	—	(8)

Earnings from discontinued operations	1	14

Net earnings	$109	$123

Earnings per common share:
Basic
Continuing operations	$0.71	$0.51
Discontinued operations	0.01	0.07

Basic net earnings per common share	$0.72	$0.58

Diluted
Continuing operations	$0.70	$0.50
Discontinued operations	0.01	0.07

Diluted net earnings per common share	$0.71	$0.57

Weighted average common shares outstanding (in thousands)
Basic	150,835	212,905
Diluted	152,882	215,117

Segment Information (Unaudited)
In millions

				Earnings (Losses) from Continuing
First Quarter	Net Sales			Operations Before IncomeTaxes
	Three Months Ended			Three Months Ended
			%			%
	9/30/2005	9/30/2004	Change (1)	9/30/2005	9/30/2004	Change (1)
Household Group — North America	$524	$508	3%	$170	$167	2%

Specialty Group	425	412	3%	89	73	22%

International	155	128	21%	35	28	25%

Corporate	—	—	—	(140)	(101)	-39%

Total Company	$1,104	$1,048	5%	$154	$167	-8%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets (Unaudited)
In millions

	9/30/2005	6/30/2005
Assets
Current assets
Cash and cash equivalents	$273	$293
Receivables, net	362	411
Inventories	344	323
Other current assets	64	63

Total current assets	1,043	1,090

Property, plant and equipment, net	993	999

Goodwill, net	748	743

Trademarks and other intangible assets, net	597	599

Other assets, net	189	186

Total assets	$3,570	$3,617

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$556	$359
Current maturities of long-term debt	3	2
Accounts payable	309	347
Accrued liabilities	404	614
Income taxes payable	—	26

Total current liabilities	1,272	1,348

Long-term debt	2,120	2,122

Other liabilities	624	618

Deferred income taxes	86	82

Total liabilities	4,102	4,170

Stockholders’ deficit
Common stock	250	250
Additional paid-in capital	330	328
Retained earnings	3,742	3,684
Treasury shares, at cost: 99,125,297 and 98,143,620 shares at September 30, 2005, and June 30, 2005, respectively	(4,534)	(4,463)
Accumulated other comprehensive net losses	(320)	(336)
Unearned compensation	—	(16)

Stockholders’ deficit	(532)	(553)

Total liabilities and stockholders’ deficit	$3,570	$3,617

The Clorox Company
Supplemental Information — Volume Growth
Due to competitive sensitivities and the size and management of certain business units, The Clorox Company will now combine results as follows: Laundry/Home Care, Water Filtration/Canada/Auto/Professional Products, Bags/Wraps/Containers, and Litter/Food/Charcoal.

Business Segment	% Change vs. Prior Year

	FY05					FY06

	Q1	Q2	Q3	Q4	FY	Q1	YTD

Laundry / Home Care	7%	9%	3%	8%	7%	-2%	-2%

Water Filtration / Canada / U.S. Auto / PPD*	-4%	2%	-1%	-3%	-2%	5%	5%

Total Household Group - North America	4%	7%	1%	5%	4%	0%	0%

Bags & Wraps	14%	9%	3%	3%	7%	-7%	-7%

Litter / Food / Charcoal	-2%	5%	1%	-1%	0%	3%	3%

Total Specialty Group	5%	6%	2%	0%	3%	-1%	-1%

Total International	7%	13%	9%	13%	10%	14%	14%

Total Clorox	5%	8%	3%	4%	5%	1%	1%

* Professional Products Division
Note: Q1 FY05 has been reclassified for discontinued operations treatment of businesses transferred to Henkel.
Major Drivers of Change
Softness attributable to expected volume declines in bleach following July price increases, as well as lapping the anniversary of the prior years’ Clorox Bleach Pen gel and Clorox ToiletWand cleaning system launches.
Q1 volume gains from strong wipes and protectant categories in the Auto segment and strength behind the new Brita Aquaview product.
Lower shipment volume due to strong base period and the impact, as anticipated in the company’s outlook, of February price increases on Glad trash bags and GladWare containers, and August price increases on Glad food bags.
Volume growth behind strong Fresh Step and Scoop Away cat litter and increased food shipments, partially offset by softness in charcoal.
Strong volume growth behind new products and category/share growth across Latin America. Growth in Australia and New Zealand behind Clorox-branded cleaning products.

The Clorox Company
Supplemental Information — Sales Growth
Beginning this quarter, supplemental sales growth information will be presented in addition to volume data shown in a similar schedule. Due to competitive sensitivities and the size and management of certain business units, The Clorox Company will now combine results as follows: Laundry/Home Care, Water Filtration/Canada/Auto/Professional Products, Bags/Wraps/Containers, and Litter/Food/Charcoal.

Business Segment	% Change vs. Prior Year

	FY05					FY06

	Q1	Q2	Q3	Q4	FY	Q1	YTD

Laundry / Home Care	5%	7%	2%	4%	5%	1%	1%

Water Filtration / Canada / U.S. Auto / PPD*	-4%	4%	0%	-2%	-1%	8%	8%

Total Household Group - North America	2%	7%	0%	2%	3%	3%	3%

Bags & Wraps	16%	12%	12%	22%	15%	6%	6%

Litter / Food / Charcoal	-1%	5%	2%	1%	2%	1%	1%

Total Specialty Group	6%	9%	5%	7%	7%	3%	3%

Total International	6%	16%	8%	20%	12%	21%	21%

Total Clorox	4%	9%	3%	6%	5%	5%	5%

* Professional Products Division
Note A: Q1 FY05 has been reclassified for discontinued operations treatment of businesses transferred to Henkel.
Note B: Segment totals for Household Group — North America, Specialty, and International include minor corporate adjustments.
Major Drivers of Change
Sales favorability due to higher trade spending behind new products in the year-ago period.
Strong Q1 sales due to volume gains in the wipes and protectant categories in the Auto segment, strength behind the new Brita Aquaview product, as well as favorable foreign exchange (Canadian dollar).
Favorable pricing net of volume loss resulting from price increases on Glad trash bags, GladWare containers, and Glad food bags.
Growth behind strong Fresh Step and Scoop Away cat litter and increased food shipments, partially offset by softness in charcoal.
Strong volume growth behind new products and category/share growth across Latin America. Growth in Australia and New Zealand behind Clorox-branded cleaning products. Growth behind international price increases and favorable foreign exchange impact.

The Clorox Company
Price Communication
Pricing Actions 2003 through 2005

Brand / Product	Average % Increase*	Effective Date
Glad trash bags	6%	Oct ‘03
Charcoal	5%	Dec ‘03
Litter	4%	May ‘04
Glad trash bags	13%	Feb ‘05
GladWare disposable containers	12%	Feb ‘05
Clorox liquid bleach	9%	Jul ‘05
Clorox 2 bleach for colors, Clorox Clean-Up cleaner	5%	Jul ‘05
Glad food bags	7%	Aug ‘05
Litter	5%	Oct ‘05
Effective Jan. 1, 2006

Brand / Product	Average % Increase*
Glad trash bags	8%
GladWare disposable containers	9%
Clorox liquid bleach, Clorox Clean-Up and Tilex cleaners	8%
Match Light charcoal	6%
Kingsford lighter fluid	10%
Armor All auto care products	9%
STP functional fuel products	9%
Brita pour-through filters	7%
Brita pitchers	5%
* Average % increase reflects brand averages rounded to the whole percent. Individual SKUs vary vs. the average.
Note: This communication reflects pricing actions on primary items.

The Clorox Company
Operating Profit
Reconciliation schedule of operating profit to earnings from continuing operations before income taxes
In millions

	Three months ended
	9/30/05	9/30/04
Net sales	$1,104	$1,048

Gross profit	$466	$457
Gross margin (1)	42.2%	43.6%

Operating expenses (2)	$280	$256

Operating profit	$186	$201
Operating margin (1)	16.8%	19.2%

Restructuring and asset impairment costs	$1	$30
Interest expense	$30	$8
Other expense (income), net	$1	$(4)

Earnings from continuing operations before income taxes	$154	$167
(1) Percentages based on rounded numbers
(2) Operating expenses = selling and administrative expenses, advertising costs and research and development costs
In accordance with SEC’s Regulation G, this schedule provides the definition of a non-GAAP measure and the reconciliation to the most closely related GAAP measure.
Operating margin is a measure of operating profit as a percentage of net sales, whereby operating profit (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding restructuring and asset impairment costs, interest expense and other expense (income), net, as reported in the Condensed Consolidated Statements of Earnings (Unaudited).
Management believes the presentation of operating profit and margin provides useful information to investors about current trends in the business. Operating profit is a component for the calculation of management incentive compensation and employee profit sharing plans.

The Clorox Company
Supplemental Balance Sheet Information
Preliminary* (Unaudited)
For the three months ended Sept. 30, 2005
Working Capital Update

	Q1
	FY 2006	FY 2005	Change		Days	Days
	($ millions)	($ millions)	($ millions)		FY 2006	FY 2005	Change

Receivables, net	$362	$385		$-23	32	35	-3 days
Inventories	344	305		+39	47	45	+2 days
Accounts payable	309	287		+22	45	44	+1 day
Accrued liabilities	404	617		-213
Total WC(1)	$57	$-167	$	+244
Total WC % net sales (2,4)	+1.3%	-3.8%
Avg WC(1)	$-67	$-167	$	+100
Avg WC % net sales(3,4)	-1.5%	-3.8%
•	Receivables declined due to improved collections and shorter payment terms for Auto, partially offset by higher sales in International.

•	Inventory was higher due to commodities cost increases and higher foreign currency translation impacting inventory values, as well as the build-up for new product launches and higher charcoal inventory.

•	Accounts payable increased primarily due to the timing of payments and higher inventory balances, while accrued liabilities decreased primarily as a result of tax payments related to the IRS settlement.
Supplemental Cash Flow Information
Preliminary* (Unaudited)
For the three months ended Sept. 30, 2005
Capital expenditures were $37 million
Depreciation and amortization was $54 million
Cash provided by operations
•	Net cash used in operations was $59 million in the first quarter, compared with $216 million provided by operations in the year-ago quarter. The year-over-year decline was primarily due to payment of a $151 million IRS settlement. Also contributing to the decline were increased interest payments of $41 million; lower levels of cash provided by discontinued operations of approximately $30 million, due to the businesses exchanged as part of the November, 2004 Henkel transaction; and higher inventory values of $10 million, mainly due to increased commodity costs. Excluding the impact of the IRS settlement, the company generated cash from operations of $92 million.

*	Preliminary estimates. Final quarterly numbers will be published in our Form 10-Q.

(1)	Working capital is defined as current assets minus current liabilities excluding cash and short-term debt. Q1’05 working capital does not include $120 million in current assets attributable to assets held for exchange as part of the Henkel transaction. Total working capital is based on working capital at the end of the period. Average working capital is based on a two points average working capital.

(2)	Based on working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).

(3)	Based on a two points average working capital divided by annualized net sales (current quarter net sales x 4).

(4)	Q1’05 working capital as a percentage of net sales and days in receivables, net, inventories and accounts payable are calculated based on balances as reported in our Form 10-Q filed for the quarter ended September 30, 2004, and do not reflect reclassification of operating results of businesses transferred to Henkel as discontinued operations.